EXHIBIT 10.13(f)

Execution Version

CONFIDENTIAL

July 2, 2020

MedMen Enterprises Inc.

MM CAN USA, Inc.

10115 Jefferson Blvd.

Culver City, California 90233

RE:	Second Amended and Restated Agreement regarding Board of Directors of the Company

Ladies and Gentlemen:

1. Reference. This letter agreement refers to a Second Amended and Restated Securities Purchase Agreement, dated as of July 2, 2020, among MedMen Enterprises Inc., a company incorporated under the laws of the Province of British Columbia (the “Company”), MM CAN USA, Inc., a California corporation (“Holdings” and, with the Company, collectively, the “Initial Borrowers”, and each an “Initial Borrower”), each other Credit Party signatory thereto, the purchasers party thereto (each a “Purchaser” and, together with their respective successors and assigns, collectively, the “Purchasers”) and Gotham Green Admin 1, LLC, as collateral agent (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). Capitalized terms used but not otherwise defined in this letter agreement are used in this letter agreement as defined in the Purchase Agreement.

2. Generally. The parties previously entered into an agreement regarding the Board of Directors of the Company dated October 29, 2019 (the “Original Agreement”), which was replaced with an agreement dated March 27, 2020 (the “Amended Agreement”) and desire to amend and restate the Amended Agreement as set forth herein (this “Agreement”). The parties agree and acknowledge that this Agreement is a material inducement to the Holders to enter into the Purchase Agreement. This Agreement is an “Operative Document” as defined in the Purchase Agreement, and any breach by any Borrower of any term of this Agreement shall be an immediate Event of Default (not subject to any cure period) under the Purchase Agreement.

3. Selection of Candidates; Nominees.

(a) The Company shall continue to identify to Dan Tierney and Scott Cohen (such individuals, or their successors, the “Director Evaluators”) in writing a list of individuals for potential election or appointment to the Board of Directors of the Company (each such individual, a “Candidate” and, such Board of Directors, the “Board”) as may be necessary from time to time, in order to comply with the rest of the terms of this Section 3. At the date hereof the Board consists of 6 directors of whom 4 (Cameron Smith, Melvin Elias, Errol Schweizer and Niki Christoff) the Company and the Purchasers acknowledge and agree are approved Candidates and Nominees (as defined below), with one vacancy to be filled by the Additional Candidate (as defined below), such that the size of the Board is set at 7 directors, five of whom will be approved by the Director Evaluators pursuant to this Agreement.

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(b) The Company shall: (i) increase the size of the Board to seven (if required), and (ii) cause one additional Candidate approved by the Director Evaluators (the “Additional Candidate”) to be appointed or elected to the Board no later than the date that is six months after the Restatement Closing Date (being September 27, 2020), such that five of the seven directors on the Board shall be Candidates approved by the Director Evaluators. If the Additional Candidate declines to accept such nomination after the applicable Candidate Approval (defined below) has occurred, or refuses to consent to his or her election or appointment, or the Additional Candidate is not elected by the shareholders or must resign as a result of any applicable majority voting policy, Law or policies of the CSE, then there shall be no breach of this Agreement and this Section 3(b) shall apply again in respect of a subsequent Additional Candidate.

(c) All Candidates shall be independent as defined in Section 1.4 of National Instrument 52-110 Audit Committees and be qualified to serve as a director on the Board and shall not have previously served on the Board (unless such Candidate was previously a Nominee or the Purchasers and the Company agree to waive this requirement). Each Candidate shall be subject to the written approval of both Director Evaluators (for Mr. Cohen, in Mr. Cohen’s capacity as a representative of the Collateral Agent). If any such Candidate (i) is not approved by both Director Evaluators or (ii) no longer qualifies to be a member of the Board subsequent to the Candidate Approval (as defined below), in each case, the Company shall use commercially reasonable efforts to propose for the Director Evaluators’ approval an additional individual within ten days after any such rejection or the Company becoming aware of such failure to qualify.

(d) Without limiting the obligations of the Company in Sections 3(a)-(c), after Candidates are identified and approved in accordance with Sections 3(a)-(c) (collectively, the “Candidate Approval”, and each Candidate that has received Candidate Approval is referred to as a “Nominee”), the Company shall use all available procedures under its governing documents and under applicable Law to, at its option:

(i) call a meeting of the shareholders of the Company for the purpose of considering the election of the Nominees, such meeting to be set for a date that is no later than 60 days following the related Candidate Approval (including adjournments in accordance with applicable Law);

(ii) arrange for the applicable Nominees to be appointed to the Board under applicable corporate law; or

(iii) make arrangements for resignations of current members of the Board and the appointment of the applicable Nominees within 20 days after the related Candidate Approval (or within the time periods set out above for the Additional Candidate), or a combination of the foregoing.

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(e) Subject to applicable Law and the other terms of this Agreement, after the initial appointment or election of the five Nominees to the Board required under Sections 3(a)- (c), the Company shall nominate the five Nominees (or, provided the Company is in compliance with its obligations under this Agreement, such lesser number as have been approved hereunder as of the date that is 10 days prior to the date that the applicable management information circular must be finalized for printing) for election to the Board at each subsequent annual meeting of the shareholders of the Company at which members of the Board are to be elected, and the Company shall include all such Nominees as nominees for election as directors in meeting materials provided to shareholders of the Company in respect of such shareholder meeting and will recommend to the shareholders of the Company the election of all such Nominees.

(f) Any nomination and election of the Nominees to the Board is subject to Company shareholder approval (including compliance with any majority voting policy, rule or Law), regulatory approval and the Nominees’ filing and clearing a personal information form with the CSE.

(g) If at any time any Nominee (or his or her successor elected or appointed pursuant to this section 3(g) resigns from the Board, gives the Company or the Board notice of his or her resignation from the Board, becomes permanently incapacitated, becomes ineligible to be a director of the Company under Law or policies of the CSE, is removed by the shareholders of the Company, or refuses to consent to being a director or to stand for election or re-election or is not elected for any reason (including pursuant to Section 3(f)), then, as soon as reasonably possible after the Nominee is no longer a director of the Company or to the knowledge of the Company, no longer eligible or willing to be a director of the Company (any such individual, a “Former Nominee”), the Company shall comply (to the extent applicable) with the procedures set forth in Sections 3(a)-Error! Reference source not found.(c) to nominate a successor (a “Successor Candidate”) to such Former Nominee for approval (such approved Successor Candidate, a “Successor Nominee”) in order to cause his or her appointment or election to the Board as soon as practicable and as permitted under applicable Law, provided that if a Former Nominee does not intend or is not permitted for any reason to stand for re-election but is not resigning from the Board, the Successor Nominee will be nominated for election at the next annual meeting of the shareholders pursuant to Section 3(e), and thereafter, “Nominee” shall be interpreted to exclude the Former Nominee and include any such Successor Nominee.

(h) If either (or both) Director Evaluators are unable or unwilling at any time, for any reason, to consider a Candidate or a Successor Candidate, the Holders may designate a replacement for Mr. Cohen (provided, that if such replacement is not a Holder or Affiliate of a Holder or one of its or their respective managers, members, directors, officers or employees, such replacement shall be acceptable to the Company, acting reasonably) and the Company may designate a replacement for Mr. Tierney, as applicable, which replacement shall thereafter be a Director Evaluator under this Agreement. The Company may replace Mr. Tierney or any successor to him or any subsequent successor, with the consent of the Collateral Agent, such consent not to be unreasonably withheld.

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4. Additional Covenants. Without the prior written consent of the Collateral Agent:

(a) the size of the Board may not be increased above seven;

(b) the Company shall not amend or waive the advance notice provisions of the Company’s articles; and

(c) the Company shall not voluntarily implement a majority voting policy.

5. Default. If the Company fails to timely comply with the terms of Sections 3 or 4, such failure shall be an immediate Event of Default (not subject to any cure period), provided that it shall not be an Event of Default if:

(a) the failure is due to a Nominee resigning or refusing to stand for re- election or otherwise becoming a Former Nominee, provided the Company is seeking a Successor Candidate in accordance with the provisions hereof;

(b) the failure is due to any Director Evaluator unreasonably withholding their approval of a Candidate or Successor Candidate; or

(c) the failure is due to a Nominee subsequently refusing to accept such nomination or refusing to consent to being a director (whether before election or appointment or after).

6. Termination. This Agreement shall cease to be of any effect and the obligations hereunder shall terminate upon the aggregate principal amount outstanding under the Notes being less than $25,000,000.

7. Miscellaneous. This Agreement is to be construed under and governed by the laws of the State of New York without reference to conflict of law provisions. This Agreement amends, restates, supersedes and replaces the Amended Agreement; provided, however, that the execution and delivery by the undersigned of this Agreement shall not, in any manner or circumstances, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s obligations evidenced by the Amended Agreement, all of which obligations shall continue under and shall hereinafter be evidenced by this Agreement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, including, without limitation, any assignees of the Purchasers. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same agreement. Receipt of an executed signature page to this letter agreement by facsimile or other electronic transmission will constitute effective delivery thereof.

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The contents of this letter agreement are confidential. The parties agree not to disclose or display this letter agreement or its contents otherwise to any third Person without the prior written consent of the other parties, except as required by law.

Very truly yours,

BORROWERS:

MEDMEN ENTERPRISES INC.

By:	/s/ Zeeshan Hyder
Name:	Zeeshan Hyder
Title:	CFO

MM CAN USA, INC.

By:	/s/ Zeeshan Hyder
Name:	Zeeshan Hyder
Title:	CFO

[Signature Page to Second Amended and Restated Side Letter re Board of Directors]

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Agreed and accepted: PURCHASERS:		COLLATERAL AGENT:

GOTHAM GREEN FUND 1, L.P.		GOTHAM GREEN ADMIN 1, LLC

By:	Gotham Green GP 1, LLC	By:	/s/ Jason Adler
Its:	General Partner	Name:	Jason Adler
		Its:	Managing Member
By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

GOTHAM GREEN FUND 1 (Q), L.P.
By:	Gotham Green GP 1, LLC
Its:	General Partner

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

GOTHAM GREEN FUND II, L.P.
By:	Gotham Green GP II, LLC
Its:	General Partner

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

GOTHAM GREEN FUND II (Q), L.P.
By:	Gotham Green GP II, LLC
Its:	General Partner

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

GOTHAM GREEN PARTNERS SPV IV, L.P.
By:	Gotham Green Partners SPV IV GP, LLC
Its:	General Partner

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

GOTHAM GREEN PARTNERS SPV VI, L.P.
By:	Gotham Green Partners SPV VI GP, LLC
Its:	General Partner

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

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PURA VIDA MASTER FUND, LTD.
By:	Pura Vida Investments, LLC, its Investment Manager

By:	/s/ Efrem Kamen
Name:	Efrem Kamen
Title:	Managing Member

PURA VIDA PRO SPECIAL OPPORTUNITY MASTER FUND, LTD.
By:	Pura Vida Pro, LLC, its Investment Manager

By:	/s/ Efrem Kamen
Name:	Efrem Kamen
Title:	Managing Member

[Signature Page to Second Amended and Restated Side Letter re Board of Directors]

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